Exhibit 4.4

INTERNATIONAL FLAVORS & FRAGRANCES INC.

RESTRICTED STOCK UNITS (“RSU”) INDUCEMENT AWARD AGREEMENT

(the “RSU INDUCEMENT AWARD AGREEMENT”)

Participant: J. Erik Fyrwald

This RSU Inducement Award Agreement, dated as of March 1, 2024 (the “Grant Date”), is made by and between International Flavors & Fragrances Inc., a New York Corporation, including its affiliates (the “Company”) and J. Erik Fyrwald (the “Participant”) as a material inducement for the Participant to accept an offer of employment with the Company. This RSU Award (the “RSU Award”) is made outside the terms of the International Flavors & Fragrances Inc. 2021 Stock Award and Incentive Plan, as it may be amended from time to time (the “Plan”) and the share reserve thereunder, as an “employment inducement award” within the meaning of NYSE Manual 303A.08. Notwithstanding the foregoing, subject to the terms and conditions herein and the RSU Terms and Conditions (which are made a part hereof and are incorporated herein by reference), the RSU Award will be governed by the terms and conditions set forth in the Plan as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

RSU Award Information
Grant Date	Number of RSUs Granted	Vesting Date	Settlement of RSU Award
March 1, 2024	56,250	March 1, 2027	Awards are settled by delivery of one share of Common Stock for each RSU being settled.

BY ELECTRONICALLY ACCEPTING THIS RSU AWARD, PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THIS RSU INDUCEMENT AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS AND RELATED ADDENDUM. THE PARTICIPANT HAS REVIEWED THE PLAN, THE RSU INDUCEMENT AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE RSU AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THIS RSU INDUCEMENT AWARD AGREEMENT AND THE RSU TERMS AND CONDITIONS. THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR PARTICIPANT’S COUNTRY OF EMPLOYMENT. PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE ARISING UNDER THE PLAN, THE RSU INDUCEMENT AWARD AGREEMENT OR THE RSU TERMS AND CONDITIONS.

Accepted: J. Erik Fyrwald	Date:

INTERNATIONAL FLAVORS & FRAGRANCES INC.

RSU INDUCEMENT AWARD AGREEMENT

TERMS AND CONDITIONS (the “RSU TERMS AND CONDITIONS”)

These RSU Terms and Conditions are a part of the International Flavors & Fragrances Inc. (the “Company”) RSU Inducement Award Agreement. The RSU Award granted hereunder is made outside the terms of the Plan and the share reserve thereunder, as an “employment inducement award” within the meaning of NYSE Manual 303A.08. Notwithstanding the foregoing, subject to the terms and conditions herein, the RSU Award will be governed by the terms and conditions set forth in the Plan as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between the provisions of these RSU Terms and Conditions and the Plan, the provisions of the Plan shall govern. For purposes of these RSU Terms and Conditions and the Addendum, the “Employer” shall mean the Affiliate that employs the Participant (to the extent the Participant is not directly employed by the Company). The Participant and the Company agree that this RSU Award is granted under and governed by the terms and conditions of this RSU Inducement Award Agreement, and will otherwise be subject to the Plan and will be governed as if it had been granted under the Plan, other than with respect to the share reserve under the Plan, which will not be affected by this RSU Award. The Participant has reviewed the Plan and this RSU Inducement Award Agreement and fully understand all provisions of this RSU Inducement Award Agreement, including the Plan.

1.

Amount of RSU Award. As of the Grant Date, the Participant shall be eligible to receive an RSU Award in the number of RSUs specified on the first page of the RSU Inducement Award Agreement. The RSU Award provides Participant with a contractual right to receive one share of Common Stock for each RSU being settled upon vesting.

2.

Eligibility for Award. The Participant’s eligibility for an RSU Award shall be at the discretion of the Committee. The grant of an RSU Award is a one-time benefit and does not create any contractual or other right to receive any future RSU Award.

3.

Vesting and Account. Except as provided in Section 6 herein, the RSU Award will vest on the date set forth on the first page of the RSU Inducement Award Agreement, if not previously forfeited, and is 0% vested before expiration of this period (the date on which the RSU Award vests, the “Vesting Date”). Prior to the Vesting Date, the Company or its designated agent shall maintain a bookkeeping account reflecting the number of RSUs credited to the Participant’s account.

4.

Settlement of the Award. Upon vesting as provided in Section 3 or Section 6 herein, the RSU Award will be settled by delivery of one share of Common Stock, for each RSU being settled. Such settlement shall occur within thirty (30) days following the Vesting Date.

5.	Voting Rights and Dividends. RSUs do not provide voting or dividend rights until fully vested, and no dividends or dividend equivalents will be paid or credited on any unvested RSUs.

6.

Termination of Employment or Leave of Absence. The Participant’s rights under the RSU Award following termination of Employment or leave of absence shall be determined in accordance with the following provisions:

a.

Termination Without Cause; Termination with Good Reason; Due to Death or Disability. Except as provided in Section 7, upon a Termination without Cause, with Good Reason, or due to Disability (each as defined in the letter agreement dated as of January 11, 2024, by and between the Company and the Participant) or death (each a “Qualifying Termination”), all outstanding unvested RSUs shall remain outstanding and will become vested on the Vesting Date as though Participant had not had a termination of Employment under this subsection 6(a). Upon vesting, such RSUs will be settled within thirty (30) days following the Vesting Date.

b.	Resignation or Termination with Cause. If the Participant resigns or is terminated by the Company for Cause, then all outstanding unvested RSUs will be immediately forfeited.

c.

Leave of Absence. If the Participant is not in active Employment for any portion of the vesting period as a result of a paid or unpaid leave of absence, the terms of any unvested RSU may be adjusted, subject to local legal requirements and applicable Company policies that govern leaves of absence.

d.

Termination Date. For purposes of these RSU Terms and Conditions, any termination of the Participant’s Employment shall be effective as of the earlier of (1) the date that the Participant tenders notice of resignation of employment or (2) the date that the Participant ceases to actively provide services to the Company or the Employer, as applicable (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any). The applicable termination date shall not be extended by any notice period mandated under local law (e.g., “garden leave” or similar period pursuant to local law), and the Company shall have the exclusive discretion to determine when the Participant ceased to actively provide services to the Company or the Employer, as applicable, for purposes of the RSUs (including whether the Participant may still be considered to be actively providing services while on a leave of absence). Notwithstanding the foregoing, with respect to any payments that constitute deferred compensation subject to Section 409A of the Code, the termination of the Participant’s Employment shall be effective as of a “separation from service” within the meaning of Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.

7.

Change in Control. In the event of a Qualifying Termination within two (2) years of a Change in Control as defined in the Executive Severance Policy (the “ESP”), all outstanding unvested RSUs will become immediately vested. Upon vesting, such RSUs will be settled within thirty (30) days following the date of the Participant’s termination.

8.

Clawback and Recoupment Provisions. Notwithstanding anything herein to the contrary, any RSU Award made or payable shall be subject to the clawback, recoupment and forfeiture provisions of Section 32 of the Plan, Section 9 of the ESP and the Company’s Policy for the Recovery of Erroneously Awarded Compensation, in each case, to the extent applicable under the terms and conditions thereof. By acknowledging these RSU Terms and Conditions, the Participant acknowledges that any other cash or shares of Common Stock provided to the Participant following the Grant Date and under the RSU Award, are subject to the provisions of Section 32 of the Plan, Section 9 of the ESP and the Company’s Policy for the Recovery of Erroneously Awarded Compensation, in each case, to the extent applicable under the terms and conditions thereof.

9.

Limits on Transfers of Awards. Except as provided by the Committee, no RSU Award, and no right under any RSU Award, shall be assignable, alienable, saleable or transferable by the Participant other than by will or by the laws of descent and distribution in accordance with Section 23 of the Plan.

10.

Section 409A. Notwithstanding anything herein or in the Plan to the contrary, no payment or settlement of shares of Common Stock that constitute “non-qualified deferred compensation” for purposes of Section 409A of the Code will be made under these RSU Terms and Conditions to any Participant on account of such Participant’s termination of Employment, if on such date, the Participant is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto) until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such Participant’s termination of Employment and (ii) the date of such Participant’s death.

11.	Administration.

a.	Administration. The Board has delegated administrative authority to the Committee, and the RSU Awards shall be administered by the Committee.

b.

Powers and Duties. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of an RSU Award and may adopt, amend or revoke any rule or regulation established for the proper administration of an RSU Award. The Committee shall have the ability to modify the RSU Award provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law or regulations in jurisdictions in which Participants will receive RSU Awards. The Committee or its designee, if applicable, will oversee RSU Award calculations. All interpretations, decisions, or determinations made by the Committee or its designee, if applicable, pursuant to an RSU Award shall be final and conclusive.

12.

Amendment; Termination of the RSU Award. The Committee has the right to revise, modify or terminate an RSU Award in whole or in part at any time or for any reason and the right to modify any RSU Award amount in accordance with Section 31 of the Plan.

13.

Tax Liability and Withholding. The Participant shall be responsible for any tax liability that may arise as a result of the payments contemplated by an RSU Award or these RSU Terms and Conditions in accordance with Section 20 of the Plan. The Participant acknowledges the Company is authorized to withhold taxes due, or potentially payable, in connection with any payment of an RSU Award in accordance with Section 20 of the Plan. Further, the Participant agrees to any deduction or set off by the Company as provided under Section 26 of the Plan.

14.

Severability; Survival of Terms. Should any provision of an RSU Award or these RSU Terms and Conditions be held by a court of competent jurisdiction to be unenforceable, such holding shall not affect the validity of the remainder of the RSU Award or these RSU Terms and Conditions. These RSU Terms and Conditions shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15.

Entire Agreement. These RSU Terms and Conditions and all addendums hereto and the RSU Inducement Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

16.	Non U.S. Residents. Rights and restrictions for Participants residing in foreign countries may differ and shall be based on applicable foreign law and will be governed by Section 33 of the Plan.

17.

Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to an RSU Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.

Governing Law. These RSU Terms and Conditions and the RSU Inducement Award Agreement shall be governed by and construed according to the laws of the State of New York and the United States without regard to principles of conflict of law.

19.

Consent for Data Transfer. By accepting these RSU Terms and Conditions, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described herein, including for the purpose of managing and administering the RSU Award, certain personal information, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company and details of all options or any other entitlement to shares of Common Stock or other equity of the Company awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (“Data”). The Company and/or its affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the RSU Award and may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the RSU Award. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s RSU Award, including any requisite transfer of such Data as may be required for the administration of the RSU Award and/or the subsequent holding of shares of Common Stock or equity on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of Common Stock acquired pursuant to the RSU Award. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to continue to hold, or receive settlement of, the RSU Award.

20.

Addendum. If Participant transfers Participant’s residence and/or Employment to another country, at the time of transfer, alternative terms and conditions for such country will apply to the RSU Award to the extent that application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the RSU Award, in each case as the Company determines in its sole discretion. Any such alternative terms and conditions shall constitute part of these RSU Terms and Conditions.

21.

Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any shares of Common Stock acquired pursuant to the RSUs and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22.

Private Placement. The grant of RSUs to Participants outside of the United States is not intended to be a public offering of securities in Participant’s country of residence (and country of Employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law) outside of the United States, and the grant of the RSUs is not subject to the supervision of the local securities authorities outside of the United States.

23.

Notices. Any notice required or permitted to be given under these RSU Terms and Conditions or the RSU Inducement Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

International Flavors & Fragrances Inc.

521 W. 57th Street

New York, New York 10019

Attn: Chief Human Resources Officer

If to the Participant:

To the last address delivered to the Company by the Participant in the manner set forth herein.